Exhibit 5.1

September 26, 2016

H.C. Wainwright & Co. LLC

430 Park Avenue

New York, NY 10022

Ladies and Gentlemen:

Re:	XBiotech Inc. – Offering of Common Stock

We have acted as Canadian counsel to XBiotech Inc. (the “Company”), a British Columbia company, in connection with that certain Common Stock Sales Agreement, dated as of September 26, 2016, by and between the Company and H.C. Wainwright & Co. LLC (the “Sales Agreement”), providing for, among other things, the offer and sale by the Company of shares (the “Placement Shares”) of the Company’s common stock, no par value per share, for an aggregate offering amount not to exceed $50,260,000. Capitalized terms used herein and not defined shall have the meanings ascribed to such terms in the Sales Agreement.

For the purpose of giving this opinion we have examined, among other things a certificate of an officer of the Company (the “Officer’s Certificate”) dated the date hereof with respect to certain factual matters. We have also considered such questions of law and examined such statutes, regulations, orders, certificates, records of corporate proceedings and other documents as we have considered necessary for the purpose of rendering this opinion.

In examining all documents and in providing our opinion below we have assumed that:

(a)	all individuals had the requisite legal capacity;

(b)	all signatures are genuine;

(c)	all documents submitted to us as originals are complete and authentic and all photostatic, certified, telecopied, notarial or other copies conform to the originals;

(d)	all facts set forth in the official public records, certificates and documents supplied by public officials or otherwise conveyed to us by public officials are complete, true and accurate as of the date hereof;

(e)	all facts set forth in the certificates supplied by the officers of the Company including, without limitation, the Officer’s Certificate are complete, true and accurate as of the date hereof; and

(f)	prior to the issuance and delivery of any Placement Shares, the Company will receive the full consideration in respect of such Placement Shares.

Our opinion below is expressed only with respect to the laws of the province of British Columbia and of the laws of Canada applicable therein in effect on the date of this opinion (the “Applicable Law”). We have no responsibility or obligation to: (i) update this opinion, (ii) take into account or inform the addressees or any other person of any changes in law, facts or other developments subsequent to this date that do or may affect the opinion we express, or (iii) advise the addressees or any other person of any other change in any matter addressed in this opinion.

Based on and relying on the foregoing, we are of the opinion that:

1.	The Company is a corporation continued and existing under the laws of British Columbia and is in good standing with respect to the filing of annual reports.

2.	The Company has all corporate power and authority necessary to own, lease, operate or hold its properties and conduct the businesses in which it is engaged, as described in the Registration Statement and Prospectus.

3.	The execution and delivery by the Company of, and the performance by the Company of its obligations under, the Sales Agreement has been duly authorized by all necessary corporate action on the part of the Company.

4.	The Placement Shares, when issued and delivered by the Company in accordance with the terms of the Sales Agreement against payment of the consideration set forth therein, will be duly authorized, validly issued, fully paid and nonassessable.

5.	The issuance and sale of the Placement Shares by the Company is not subject to preemptive or other similar rights arising under the articles of the Company.

6.	The execution, delivery and performance of the Sales Agreement by the Company and the transactions contemplated thereby do not conflict with, or result in any breach of, or constitute a default under (nor constitute an event that with notice, lapse of time or both would constitute a breach of or default under): (i) the articles of the Company; or (ii) any Applicable Law.

7.	No approval, notice to, consent, authorization or order of any Canadian court or governmental agency, body or official is required to be made or obtained to permit the Company to issue and sell the Placement Shares under Canadian securities laws.

This opinion is solely for the benefit of the addressee and not for the benefit of any other person. It is rendered solely in connection with the transaction to which it relates. It may not be quoted, in whole or in part, or otherwise referred to or used for any purpose without our prior written consent. Copies of this letter may be delivered by you to regulatory or other governmental, or other self-regulatory, authorities in connection with your compliance activities as a regulated or licensed entity.

Yours truly,

“Stikeman Elliott LLP”